Exhibit 99.1

Millennium Cell Receives Approval for Nasdaq SmallCap Market Listing

EATONTOWN, N.J.--(BUSINESS WIRE)--Dec. 14, 2004--Millennium Cell Inc. (NASDAQ: MCEL), a leading technology development company that offers a proprietary process to safely store, generate and deliver pure hydrogen, announced today it has received notification from Nasdaq that the Company's application for listing its Common Stock on the Nasdaq SmallCap Market has been approved. The Company's Common Stock, which currently trades on the Nasdaq National Market, will begin trading on the Nasdaq SmallCap Market on December 17, 2004, and will continue to be traded under the ticker symbol “MCEL.”

H. David Ramm, Millennium Cell Interim President and CEO, commented, “Our new listing on the Nasdaq SmallCap Market will provide our investors with the electronic trading capabilities as are available on the National Market. With our trading status now resolved for the foreseeable future and sufficient capital resources available into 2006, we look forward to pursuing the Company's strategic objectives which leverage our proprietary hydrogen storage technology for battery replacement solutions.”

About Millennium Cell

Millennium Cell Inc. is engaged in the development of a next generation energy source for use primarily in consumer electronics, portable power devices and standby power systems as well as in selected transportation applications. The Company's innovative and proprietary Hydrogen on Demand(TM) systems safely generate high-quality hydrogen through the use of sodium borohydride. This chemical compound is non-combustible, high in energy density, easily distributed, and convenient for consumer use. Millennium Cell is developing technology in partnership with corporate and government entities. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate”, “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan, (ii) Millennium Cell's ability to form strategic alliances or partnerships to help promote its technology and achieve market acceptance, (iii) the effect of the transfer to the Nasdaq SmallCap Market on the liquidity of Millennium Cell's common stock and the potential impairment to Millennium Cell's potential to raise future capital through the sale of its common stock and (iv) other factors detailed from time to time in Millennium Cell's filings with the Securities and Exchange Commission.

CONTACT:
Millennium Cell Inc. John D. Giolli, 732-542-4000
or
Brod & Schaffer, LLC
Investors: Betsy Brod/Jonathan Schaffer, 212-750-5800

SOURCE: Millennium Cell Inc.